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                                                                    EXHIBIT 11

                       STERICYCLE, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                      FOR THE THREE MONTHS ENDED
                                                                MARCH 31,
                                                              (UNAUDITED)
                                                      --------------------------
                                                          1998          1998
                                                      ------------   -----------
                                                       (UNAUDITED)
  Weighted average common shares outstanding
     - basic earnings per share                         13,068,931    10,480,399

  Common stock issuable upon assumed conversion
     of stock options and warrants                         465,599       679,241

  Adjusted weighted average common shares outstanding
                                                        ==========   ===========
     - diluted earnings per share                       13,534,530    11,159,640
                                                        ==========   ===========

  Net income (in thousands)                             $    2,427   $       780
                                                        ==========   ===========

  Net income per share - basic                          $     0.19   $      0.07
                                                        ==========   ===========

  Net income per share - diluted                        $     0.18   $      0.07
                                                        ==========   ===========